Exhibit 5.2

RELX PLC 1-3 Strand London WC2N 5JR England			london 65 Fleet Street London EC4Y 1HS
	T	+	44 20 7936 4000
	Direct T	+
	F	+	44 20 7832 7001
	Direct F	+
LDE No 23
	E		peter.allen@freshfields.com
	W		freshfields.com
	doc id		LON49094515
	our ref		PPA/TC
your ref
	client matter no		103037-0155
18 March 2019

Dear Sir/Madam

RELX Capital Inc.
$950,000,000 4.000% Notes due 2029

Introduction

1.            We have acted as English legal advisers to RELX PLC (REPLC) in relation to a guarantee (the Guarantee) given by REPLC in connection with the issue by RELX Capital Inc. (the Issuer) of $950,000,000 4.000% Notes of the Issuer due 2029 (the Notes and, together with the Guarantee, the Debt Securities).

2.            We have been asked by REPLC to deliver our opinion in respect of the issue of the Debt Securities pursuant to a registration statement on Form F-3 filed on 2 May 2018, as amended by Post-Effective Amendment No. 1 filed on 28 February 2019 (the Registration Statement) with the Securities and Exchange Commission (the Commission) by the Issuer and REPLC under the Securities Act of 1933, as amended (the Act).  The Debt Securities will be issued under the Indenture (as defined herein).

Documents Reviewed

3.            In connection with the issue of the Debt Securities, we have examined the documents listed in Schedule 1 to this opinion and relied upon the statements as to factual matters contained in or made pursuant to each such document.  Terms defined in Schedule 1 have the same meaning where used in this opinion.

4.            In this opinion, the Company Search means our search at for REPLC on 18 March 2019 (carried out by us or by Legalinx Limited trading as LegalinX-7Side on our behalf) of the public documents of REPLC kept at Companies House in Cardiff (the Registrar of Companies), and the Winding-up Enquiry means our search (carried out by us or by LegalinX-7Side on our behalf) at on 18 March 2019 of the Central Registry of Winding-up Petitions with respect to REPLC.

Nature of Opinion, and Observations

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. For regulatory information (including information relating to the provision of insurance mediation services) please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP and their qualifications is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities.

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5.(a)
This opinion is confined to matters of English law (including case law) as at the date of this opinion.  We express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts, and in particular, we express no opinion on European Union law as it affects any jurisdiction other than England.

(b)
By giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect.

(c)
To the extent that the laws of the State of New York, the General Corporation Law of the State of Delaware and any applicable federal laws of the United States of America (upon all of which you have received the advice of Cravath, Swaine & Moore LLP) may be relevant, we have made no independent investigation of such laws and our opinion is subject to the effect of such laws including the matters contained in the opinion of Cravath, Swaine & Moore LLP.  We express no views on the validity of the matters set out in such opinions.

(d)	We should also like to make the following observations:

(i)
Factual Statements: we have not been responsible for verifying whether statements of fact (including foreign law), opinion or intention in the Documents, the Registration Statement or any related documents are accurate, complete or reasonable;

(ii)
Nature of Role: we have not been involved in the preparation or negotiation of the Documents, and have reviewed them only for the limited purpose of giving this opinion in relation to the Debt Securities.  Accordingly, we express no view as to the suitability of the Documents or of their provisions or their general compliance with market practice or any commercial aspects of the Documents;

(iii)
Formulae and Cash flows: we have not been responsible for verifying the accuracy or correctness of any formula or ratio (whether expressed in words or symbols) or financial schedule contained in any of the Documents, or any cash flow model used or to be used in connection with the Debt Securities, or whether such formula, ratio, financial schedule or cash flow model appropriately reflects the commercial arrangements between the parties;

(iv)
Tax: we express no opinion in respect of the tax treatment of the Documents or the Debt Securities; you have not relied on us in relation to the tax implications of the Debt Securities or the Documents for you or any other person, whether in the United Kingdom or in any other jurisdiction, or the suitability of any tax provisions in the Documents;

(v)
Operational Licences: we have not investigated whether REPLC has obtained any of the operational licences, permits and consents which it may require for the purpose of carrying on its business (including the entry into the Documents); and

(vi)
Anti-trust: we have not considered whether the Debt Securities or the Documents comply with civil or criminal antitrust, cartel, competition, public procurement or state aid laws, nor whether any filings, clearances, notifications or disclosures are required or advisable under such laws.

Opinion

6.                  On the basis stated in paragraph 5, and subject to the assumptions in Schedule 2, the qualifications in Schedule 3 and any matters not disclosed to us, we are of the opinion that:

(a)
Corporate Existence: REPLC has been duly incorporated in the United Kingdom and registered in England and Wales, and the Company Search and Winding-up Enquiry revealed no application, petition, order or resolution for the administration or winding-up of REPLC and no notice of appointment of, or intention to appoint, a receiver or administrator in respect of REPLC;

(b)	Corporate Power: REPLC has the requisite corporate capacity to enter into the Documents and to perform its obligations under them;

(c)	Corporate Authorisation: the entry into the Documents has been duly authorised by all necessary corporate action on the part of REPLC; and

(d)
Valid/Enforceable Obligations: on the assumption and to the extent that the obligations of REPLC under the Documents constitute legal, valid and binding obligations of REPLC enforceable in accordance with all applicable laws (including the laws of the State of New York) other than the laws of England, the obligations of REPLC under the Documents, when executed and delivered by REPLC as provided in the Indenture, will be recognised by, and enforceable in, the English courts subject to and in accordance with the provisions set out below.

Benefit of Opinion

7.                  This opinion is addressed to you for your benefit in relation to the issue of the Debt Securities.

8.                  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus that is a part of that Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Governing Law

This opinion and any non‑contractual obligations arising out of or in relation to this opinion are governed by English law.

Yours faithfully

/s/  Freshfields Bruckhaus Deringer LLP
Freshfields Bruckhaus Deringer LLP

SCHEDULE 1
DOCUMENTS

(a)
a copy of the indenture (as amended and supplemented, the Indenture) between the Issuer, REPLC, as guarantor, and The Bank of New York Mellon, as trustee, principal paying agent and registrar, dated as of 9 May 1995, and a copy of each supplemental indenture thereto (being the Supplemental Indenture No 1 executed and delivered on March 2, 1998, the Supplemental Indenture No 2 executed and delivered on May 26, 1998, the Third Supplemental Indenture executed and delivered on February 21, 2001, the Fourth Supplemental Indenture executed and delivered on July 25, 2001, the Fifth Supplemental Indenture executed and delivered on January 16, 2009, the Sixth Supplemental Indenture executed and delivered on 12 May 2015, the Seventh Supplemental Indenture executed and delivered on 30 April 2018 and the Eighth Supplemental Indenture executed and delivered on 8 September 2018;

(b)	a copy of the executed Guarantee, endorsed on the executed global notes representing the Debt Securities, dated 18 March 2019;

(c)	a copy of the prospectus dated 28 February 2019 and prospectus supplement relating to the Debt Securities dated 11 March 2019 (the Prospectus); and

(d)	a secretary’s certificate of REPLC dated 18 March 2019 (the Secretary's Certificate).

Each Debt Security and the Indenture are together referred to as the Documents and sometimes are individually referred to as a Document.

SCHEDULE 2
ASSUMPTIONS

In considering the Documents and in rendering this opinion, we have (with your consent and without any further enquiry) assumed:

(a)	Authenticity: the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us (whether as originals or copies);

(b)	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail conformed copies;

(c)
Constitutional Documents and Responsible Officer's Certificates: the Memorandum and Articles of Association of REPLC which we have examined are those in force and the resolutions of the Board of Directors of REPLC and the committee of the Board of Directors of REPLC which we have examined were passed at meetings duly convened and held, have not been amended, rescinded, modified or revoked and are in full force and effect and the certifications in the Responsible Officer's Certificate are true and accurate as at the date hereof;

(d)
Directors’ Duties: that the directors of REPLC, in authorising execution of the Guarantee, the Indenture and the Underwriting Agreement, have exercised their powers in accordance with their duties under all applicable laws and the Memorandum and Articles of Association of REPLC;

(e)
Other Parties - Corporate Capacity/Approval: that each of the parties to the Documents (other than REPLC) has the necessary capacity and corporate power to execute, deliver and perform the Documents, and that the Documents have been or will be duly authorised, executed and delivered by each of the parties thereto in accordance with all applicable laws (other than, in the case of REPLC, the laws of England);

(f)
Validity under Other Laws: that the Documents constitute legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws (including the laws of the State of New York by which each of the Documents is expressed to be governed and the laws of the State of Delaware but in this regard noting any qualifications as to enforceability of obligations set out in the opinion of Cravath, Swaine & Moore LLP) (other than, in the case of REPLC, the laws of England) and that insofar as the laws or regulations of any other jurisdiction may be relevant to (i) the obligations or rights of any of the parties under any of the Documents, or (ii) any of the transactions contemplated by any of the Documents, such laws and regulations do not prohibit, and are not inconsistent with, the entering into and performance of any of such obligations, rights or transactions;

(g)
Filings under Other Laws: that all consents, licences, approvals, notices, filings, recordations, publications and registrations which are necessary under any applicable laws (other than, in the case of REPLC, the laws of England) in order to permit the execution, delivery or performance of the Documents or to perfect, protect or preserve any of the interests created by the Documents, have been made or obtained, or will be made or obtained within the period permitted or required by such laws or regulations;

(h)
Unknown Facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence, nor any course of dealings) which are not apparent from the face of the Documents or which have not been disclosed to us that may affect the validity or enforceability of the Documents or any obligation therein or otherwise affect the opinions expressed in this opinion. However, we confirm that we have examined all documents, agreements and other materials known to us that we consider necessary for the purposes of issuing this opinion;

(i)	Arm’s Length Terms: that the Documents have been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto;

(j)
Company Search: that the information revealed by the Company Search (i) was accurate in all respects and has not since the time of such searches been altered, and (ii) was complete and included any and all relevant information which had been properly submitted to the Registrar of Companies;

(k)	Winding-up Enquiry: that the information revealed by the Winding-up Enquiry was accurate in all respects and has not since the time of such enquiry been altered;

(l)
Bad Faith, Fraud, Duress: the absence of bad faith, breach of duty, breach of trust, fraud, coercion, duress or undue influence on the part of any of the parties to the Documents and their respective directors, employees, agents and advisers (excepting, of course, ourselves);

(m)
Representations: that the representations and warranties by the respective parties in the Documents (other than as to matters of law on which we opine in this opinion) are or were, as applicable, true, correct, accurate and complete in all respects on the date such representations and warranties were expressed to be made, and that the terms of the Documents have been and will be observed and performed by the parties thereto;

(n)
Financial crime, antitrust and criminal cartel, sanctions and human rights, etc.: that the parties to the Documents and all persons representing them have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, anti-tax evasion, other financial crime, civil or criminal antitrust, cartel, competition, public procurement, state aid, sanctions and human rights laws and regulations which may affect the Documents, and that performance and enforcement of the Documents is, and will continue to be, consistent with all such laws and regulations;

(o)	Secondary Legislation: that all UK secondary legislation relevant to this opinion is valid, effective and enacted within the scope of the powers of the relevant rule-making authorities; and

(p)
New York law: satisfactory evidence of the laws of the State of New York (by which each of the Documents is expressed to be governed) which is required to be pleaded and proved as a fact in any proceedings before the English Courts with respect to the Documents, could and would be so pleaded and proved.

SCHEDULE 3
QUALIFICATIONS

Our opinion is subject to the following qualifications:

(a)	Company Search: the Company Search is not capable of revealing conclusively whether or not:

(i)	a winding up order has been made or a resolution passed for the winding up of a company;

(ii)	an administration order has been made;

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(iv)	a court order has been made under the Cross-Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

(b)
Winding up Enquiry: the Winding up Enquiry relates only to the presentation of: (i) a petition for the making of a winding up order or the making of a winding up order by the Court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding up or administration order granted, because:

(i)	details of a winding up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-up Petitions immediately;

(ii)
in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a Court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-up Petitions;

(iii)	a winding up order or administration order may be made before the relevant petition or application has been entered on the records of the Central

Registry, and the making of such order may not have been entered on the records immediately;

(iv)
details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(v)	with regard to winding up petitions, the Central Registry of Winding-up Petitions may not have records of winding up petitions issued prior to1994;

(c)
Choice of Law: the choice of the laws of the State of New York to govern the Documents would not be recognised or upheld by the English courts where to do so would be inconsistent with Regulation (EC) No. 593/2008 on the law applicable to contractual obligations and Regulation (EC) No. 864/2007 on the law applicable to non-contractual obligations;

(d)
Jurisdiction: we express no opinion as to whether or not the chosen court will take jurisdiction, or whether the English courts would grant a stay of any proceedings commenced in England, or whether the English courts would grant any ancillary relief in relation to proceedings commenced in a foreign court;

(e)	Service of Process: an English court will only assume jurisdiction over a dispute and give judgment if the defendant has been properly served with legal process;

(f)
Foreign Courts: we express no opinion as to whether or not a foreign court (applying its own conflict of laws rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law;

(g)
Foreign Currencies: English courts can give judgments in currencies other than pounds sterling if, subject to the terms of the contract, it is the currency which most fairly expresses the claimant’s loss, but such judgments may be required to be converted into pounds sterling for enforcement purposes;

(h)	Security for Costs: under the rules of procedure applicable, an English court may, in certain circumstances, order a claimant in an action, to provide security for costs;

(i)	Stamp Duty Indemnities: any undertakings or indemnities in relation to United Kingdom stamp duties given by REPLC may be void under the provisions of Section 117 of the Stamp Act 1891;

(j)
Penalties: any provision in the Documents providing for the payment of additional moneys by any party, withholding of moneys, transfer of assets, forfeiture or other provisions which set out the consequences of such a party’s breach, whether expressed by way of, or having the effect of, additional interest, liquidated damages or otherwise, would be unenforceable if such provision was held to constitute a penalty.  We express no opinion as to whether any such provision is a penalty;

(k)
Amendments to Guaranteed Contracts: an English court may interpret restrictively any provision purporting to allow the beneficiary of a guarantee or other suretyship to make a material amendment to the obligations to which the guarantee or suretyship relates without further reference to the guarantor or surety.  In relation to the Guarantee, we would advise obtaining the confirmation of the guarantor or surety in respect of such amendments to the guaranteed obligations;

(l)
Severability: in some circumstances an English court would not give effect to any provision of the Documents which provides that in the event of any invalidity, illegality or unenforceability of any provision of any such document, the remaining provisions thereof shall not be affected or impaired, in particular if to do so would not accord with public policy or would involve the court in making a new contract for the parties;

(m)
Conditionality: where we express an opinion on the enforceability of the obligations of the Company, such opinion relates to enforceability of those obligations subject to the terms of the relevant Documents.  For example, where any Document is expressed to be subject to conditions precedent, obligations under that Document may not be enforceable until all such conditions have been satisfied and the Documents are unconditional in all respects;

(n)
Enforcement Limitations: an English court may refuse to give effect to any provision in an agreement: (i) for the payment of costs and expenses (A) in respect of enforcement (actual or contemplated), or (B) in respect of unsuccessful litigation brought before an English court, or (C) where the court has itself made an order in respect of those costs and expenses; or (ii) which would involve the enforcement of penal revenue or other public laws of a foreign state; or (iii) which would be inconsistent with English public policy;

(o)
“Enforceable”: the term “enforceable” as used in this opinion means that the obligations assumed by the relevant party under the relevant document are of the type which the English courts enforce.  This opinion is not to be taken to imply that any obligation would necessarily be capable of enforcement in all circumstances in accordance with its terms.  In particular:

(i)
an English court will not necessarily grant any remedy the availability of which is subject to equitable considerations, or which is otherwise in the discretion of the court.  In particular, orders for specific performance and injunctions are, in general, discretionary remedies under English law and specific performance is not available where damages are considered by the court to be an adequate alternative remedy;

(ii)	claims may become barred under the Limitation Act 1980 or the Foreign Limitation Periods Act 1984 or may be or become subject to the defence of set-off or to counterclaim;

(iii)
where obligations are to be performed in a jurisdiction outside England, they may not be enforceable in England to the extent that performance would be illegal under the laws, or contrary to the exchange control regulations, of the other jurisdiction;

(iv)	the enforcement of obligations may be limited by the provisions of English law applicable to agreements held to have been frustrated by events happening after their execution;

(v)
where a judgement is obtained against a State, the State may, even where it has submitted to the jurisdiction of the English courts in relation to the substantive dispute, be able to resist the enforcement of the judgment on grounds of state immunity;

(vi)	enforcement of obligations may be invalidated by reason of fraud;

(vii)	the enforcement of obligations may be limited or excluded by the provisions of the Human Rights Act 1998; and

(viii)	there is doubt as to the enforceability in England and Wales of US judgments in respect of civil judgments predicated purely on US securities law;

(p)
Informal Amendments: a provision in the Documents requiring amendments or waivers to be in writing and signed by the parties may not be effective in certain limited circumstances by virtue of oral variation or an implied course of conduct;

(q)
Other Contracts: to the extent that any operative provision in a Document is reliant on another contract or a provision in another contract, and such other contract or provision is held to be void then such operative provision would also be unenforceable, to the extent of such reliance;

(r)	Exculpatory Provisions: the effectiveness of contractual terms exculpating a party from liabilities or duties otherwise owed is limited by law;

(s)	Confidentiality: provisions imposing confidentiality obligations may be overridden by the requirement of legal process;

(t)
Insolvency: this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies from time to time;

(u)
Entire Agreement Clauses: an English court may not recognise the effectiveness of an entire agreement clause, particularly in circumstances where pre-contractual representations have been made which are alleged to be fraudulent;

(v)
Indemnity: any indemnity obligations imposed under any of the Documents may not be legal, valid, binding or enforceable insofar as they relate to fines and penalties arising out of matters of civil or criminal liability;

(w)	Exercise of Statutory Powers: any provision of the Documents which restricts the exercise of a statutory power by a party may be ineffective; and

(x)	Set-off: we express no opinion on whether a right of set-off against contingent, unascertained or unmatured obligations would be effective.